EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-217319) of Pain Therapeutics, Inc. and in the related Prospectus, and in the Registration Statements (Form S-8 No. 333-168390) 2000 Employee Stock Purchase Plan of Pain Therapeutics, Inc. of our report dated February 6, 2018, with respect to the financial statements of Pain Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/Ernst &Young LLP

Austin, Texas

February 6, 2018